UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/04/2008

Encorium Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21145

Delaware	56-1668867
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Glenhardie Corporate Center,
1275 Drummers Lane, Suite 300, Wayne, Pennsylvania 19807
(Address of principal executive offices, including zip code)

610-975-9533
(Registrant’s telephone number, including area code)

One Glenhardie Corporate Center,
1275 Drummers Lane, Suite 100, Wayne, Pennsylvania 19807
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Repricing of Options

On November 4, 2008, the Compensation Committee and the Board of Directors of Encorium Group, Inc. (the "Company") acted to reprice 250,000 stock options previously granted Dr. David M. Ginsberg to have an exercise price equal to the closing price of the Company's common stock on November 4, 2008, which was $.36 per share. The 250,000 stock options were originally granted to Dr. Ginsberg on September 8, 2008 in connection with his appointment as President and Chief Executive Officer of the Company and had an exercise price of $1.70 per share, which price reflected the then current market price of the Company's stock on the date of grant. The options were granted to Dr. Ginsberg in order to provide a performance incentive and to more closely align the interests of Dr. Ginsberg with those of the Company's stockholders in maximizing stockholder value. As a result of the decline in the Company's stock price immediately after the date of grant of these options, the Compensation Committee believes that such options were not achieving the purposes for which they were intended and that it was in the best interest of the Company and its stockholders to reprice the options in order to properly incentivize Dr. Ginsberg.   The other terms of options remained unchanged as a result of the repricing except that the stock options will vest immediately upon a "Change of Control" of the Company, as defined in the Amended and Restated Non-Qualified Stock Option Award Agreement.

A copy of the Amended and Restated Non-Qualified Stock Option Award Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Appointment of Shahab Fatheazam

On November 4, 2008, the Board of Directors of the Company appointed Shahab Fatheazam as a director of the Company. There is no arrangement or understanding pursuant to which Mr. Shahab was appointed director.

Mr. Fatheazam, age 58, is currently a Managing Director and head of the U.S. healthcare practice of GCA Savvian, a leading international investment banking advisory firm. Mr. Fatheazam joined GCA Savvian in 2004 from Vector Securities, a premier healthcare specialty firm, where he was a partner. Prior to helping to form Vector Securities, he was co-head of Paine Webber's Lifescience Division. He began his career on Wall Street with Kidder, Peabody & Co, where, in 1980, he became a partner and senior executive in Kidder's international corporate finance unit. Mr. Fatheazam holds a BA and MA from Cambridge University in England and an MBA from Columbia University. Mr. Fatheazam sits on the boards of two non-public biotechnology companies and is a Trustee at Chicago University's Harris School. He is a member of the Economics Club in Chicago.

GCA Savvian provided investment banking services to the Company in connection with its acquisition of Remedium Oy in Novemebr 2006 and the raising of funds through a private placement in May 2007.

On the same basis as the other directors of the Company, Mr. Fatheazam will be entitled to receive a fee of $37,500 per year paid at the rate of $3,125 per month, and may be reimbursed for reasonable expenses incurred in connection with attendance at meetings of the Board of Directors. In addition, on November 4, 4008, in connection with his appointment, the Board of Directors granted Mr. Fatheazam options to purchase 20,000 shares of the Company's common stock.

As are the other directors and officers of the Company, Mr. Fatheazam will become a party to an indemnity agreement with the Company, which requires the Company to indemnify directors and officers to the fullest extent permitted by Delaware law. The form of the Indemnity Agreement was filed as Exhibit 10.1 to our Quarterly Report on Form 10-QSB with the Securities and Exchange Commission on August 13, 2002 and is incorporated herein by reference.

Stock Option Grant to David Morra

On November 4, 2008, the Board of Directors granted David Morra, a director of the Company, options to purchase 25,000 shares of common stock of the Company in connection with his recent apppointment to the Board of Directors and for his service on the compensation, audit and nominating committees.

Board Fees

On November 4, 2008, the Board of Directors of the Company approved a $10,000 increase to the annual compensation payable to independent directors serving on the nominating, audit or compensation committee, to be effective January 1, 2009.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Encorium Group, Inc.

Date: November 04, 2008	By:	/s/ Philip L. Calamia
Philip L. Calamia
Chief Finacial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Amended and Restated Non-Qualified Stock Option Award Agreement